Exhibit 5.1

February 13, 2004

Board of Directors
Sovereign Bancorp, Inc.
1500 Market Street
Philadelphia, Pennsylvania 19102

Ladies and Gentlemen:

     We have acted as special counsel to Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of up to 326,673 shares of the Company’s common stock, no par value per share (the “Common Stock”) to be issued upon exercise of options previously granted by First Essex Bancorp, Inc. (“First Essex”) pursuant to its First Essex Bancorp, Inc. 1987 Stock Option Plan, its First Essex Bancorp, Inc. 1997 Stock Incentive Plan and its First Essex Bancorp, Inc. 2002 Stock Incentive Plan (collectively, the “Plans”), and converted into options to purchase Common Stock (the “Options”) upon the acquisition of First Essex by the Company on February 6, 2004 pursuant to an Agreement and Plan of Merger, dated as of June 12, 2003, by and among the Company, Sovereign Merger Sub, Inc. and First Essex (the “Agreement”).

     In our capacity as special counsel to the Company, we have reviewed:

(1)	the Pennsylvania Business Corporation Law of 1988, as amended;

(2)	the Company’s articles of incorporation;

(3)	the Company’s bylaws;

(4)	the Registration Statement;

(5)	the Agreement;

(6)	the Plans;

(7)	a copy of a form of Common Stock certificate; and

(8)	resolutions adopted by the Company’s Board of Directors on June 11, 2003 and January 21, 2004.

     For purposes of this opinion, we have assumed that (i) the shares of Common Stock issuable pursuant to the exercise of the Options will continue to be validly authorized on the dates the Common Stock is issued pursuant to the exercise of the Options; (ii) on the dates the Options are exercised, the Options will constitute valid, legal and binding obligations of the

Company and will be enforceable as to the Company in accordance with their terms (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors’ rights generally); (iii) no change occurs in applicable law or the pertinent facts; and (iv) the provisions of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

     Based upon such review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plans, will be legally issued by the Company, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stevens & Lee

STEVENS & LEE